Exhibit 10.2
2023 MARRIOTT INTERNATIONAL, INC.
STOCK AND CASH INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR DEFERRED FEE AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into on #GrantDate+C# (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and

#ParticipantName+C# (“Director”).

WHEREAS, the Company maintains the 2023 Marriott International, Inc. Stock and Cash Incentive Plan (as the same may be amended from time to time, the “Plan”);

WHEREAS, the Board, upon recommendation by the Committee, has awarded Fees to Director; and

WHEREAS, Director has elected to defer payment of all or a portion of such Fees (“Fee Deferral Election”) in a manner prescribed by the Committee pursuant to Section 12.3 of the Plan.

NOW, THEREFORE, it is agreed as follows:

1.Prospectus. Director has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan, which contains, among other things, a detailed description of the Fee Deferral Election provisions of the Plan. Director further acknowledges that Director has read the Prospectus and this Agreement and that Director understands the provisions thereof.

2.Incorporation of Plan and Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee, or its designee, with regard to any question arising hereunder or under the Plan, shall be binding and conclusive.

3.Grant of Stock Units. Subject to the terms and conditions of the Plan and Director’s acceptance of this Agreement, in connection with Director’s Fee Deferral Election, the Company hereby credits, as of the end of the calendar quarter for which Fees were payable, #QuantityGranted+C# Stock Units to Director’s Stock Unit Account. The Stock Unit Account shall also be credited with additional Stock Units as dividend equivalents in accordance with Section 12.3(d) of the Plan. Under this Agreement, the Stock Units credited to the Stock Unit Account, including any Stock Units credited as dividend equivalents, shall be distributed to Director in an equal number of Shares in a lump sum within 30 days following Director’s Termination of Service, unless Director has made an advance election designating another time or form of distribution in a manner designated by the Committee in accordance with Section 12.3 of the Plan.

4.Vesting of Stock Units. All Stock Units credited under the Fee Deferral Election shall be at all times fully vested and nonforfeitable.

5.Rights as a Stockholder. Director shall have no voting, transfer, liquidation, dividend (other than dividend equivalents pursuant to Paragraph 3), or other rights of a stockholder of the Company with respect to the Stock Units, or Shares subject to the Stock Units, prior to such time that the Shares, subject to the Stock Units, are distributed to Director pursuant to Paragraph 3.

6.Nontransferability. The Stock Units shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution.

7.Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Paragraph 6 above and the provisions of the Plan, to Director’s designated beneficiary. In the absence of a properly designated beneficiary under the terms of the Plan, any payment due in respect of the Stock Units following the death of Director, shall be made to the Director’s estate or personal representative.

8.Amendment of this Agreement. The Board, or its authorized delegate, may at any time amend, suspend or terminate the Plan or amend this Agreement; provided, however, that no amendment, suspension or termination of the Plan or amendment of this Agreement shall adversely affect the Stock Units in any material way without written consent of Director.

9.Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at: 7750 Wisconsin Avenue, Bethesda, Maryland 20814, addressed to the attention of the Stock Plan Administrator (Department 935.40), and if to Director, may be delivered personally or mailed to Director at Director’s address on the records of the Company. The Company may also, in its sole discretion, decide to deliver any documents related to Director’s current or future participation in the Plan, the Stock Units, any Shares, or any other Company-related documents by electronic means. By accepting this Agreement, whether electronically or otherwise, Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company, or a third party designated by the Company, including but not limited, to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

10.Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

11.Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

MARRIOTT INTERNATIONAL, INC.	DIRECTOR

/s/ Benjamin T. Breland	#PARTICIPANTNAME#
Executive Vice President and Chief Human Resources Officer	Signed Electronically

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